UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2012 (November 6, 2012)

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction
of incorporation)

001-16633	23-2908305
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

303-381-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 6, 2012, the Board of Directors of Array BioPharma approved the appointment of John A. Orwin, as a Class I director to the Board of Directors with a term that will expire at the Company’s annual stockholders meeting in 2013.

Mr. Orwin has served since February 2011 as chief executive officer and a member of the board of directors of Affymax, Inc., a biopharmaceutical company listed on The Nasdaq Stock Market (AFFY). From April 2010 to January 2011, he served as president and chief operating officer of Affymax. From 2005 to 2010, Mr. Orwin served as vice president and then senior vice president, BioOncology Business Unit, at Genentech, where he was responsible for all marketing, sales, business unit operations and pipeline brand management for Genentech’s oncology portfolio in the United States. From 2001 to 2005, Mr. Orwin served in various executive level positions at Johnson & Johnson overseeing oncology therapeutic commercial and portfolio expansion efforts in the US. He has also held senior marketing and sales positions at Alza Pharmaceuticals, Sangstat Medical Corporation, Rhone-Poulenc Rorer Pharmaceuticals and Schering-Plough Corporation.

Mr. Orwin will be entitled to the compensation previously approved for the independent directors of the Board, which consists of an annual retainer of $20,000 payable quarterly, Board and committee meeting fees of $2,000 and $1,500 per meeting, respectively, and an annual option grant of 20,000 shares of common stock that vests on the one year anniversary of the date of grant subject to continued service.

There is no arrangement or understanding between Mr. Orwin and any other person pursuant to which Mr. Orwin was selected as a director.

Array issued a press release announcing Mr. Orwin’s appointment to the Board on November 7, 2012, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Item 9.01                 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release announcing appointment of John A. Orwin

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2012	Array BioPharma Inc.

	By:	/s/ R. Michael Carruthers
R. Michael Carruthers
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release announcing appointment of John A. Orwin